Exhibit 10.13

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

GREENLIGHT BIOSCIENCES, INC.

200 Boston Avenue, suite 3100

Medford, MA 02155

Carole Cobb.

[***]

Dear Carole:

I am pleased to provide you with the terms and conditions of your anticipated employment by GreenLight Biosciences, Inc. (the “Company”).

1. Position. Your initial position will be Senior Vice President of Operations, reporting to the CEO and you will be located in the Company’s office at 200 Boston Avenue, Medford, Massachusetts. In addition to performing duties and responsibilities associated with the position of Senior. Vice President of Operations, from time to time the Company may assign you other duties and responsibilities consistent with such position. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter.

2. Starting Date/Nature of Relationship. It is expected that your employment will start on July 23rd, 2015 (the “Start Date”). Your employment will terminate 90 days after the Start Date, but may be extended indefinitely by mutual written agreement between you and the Company. Your employment at the Company will be “at will,” and therefore either you or the Company may terminate the employment relationship at any time and for any reason.

3. Compensation.

(a) Your initial salary will be at the rate of $20,833.33 per month, annualized at $250,000.00, and you will be paid on a semi-monthly basis at the rate of $10,416.67.

(b) You will be entitled to receive a bonus equal to 30% of your yearly base salary upon achievement of company milestones and upon completion of individual goals. Milestones and bonuses will be outlined on a yearly basis. Bonus awards will be at the discretion of the company’s Board of Directors. Bonuses will be paid with the next regular salary payment following achievement of the associated milestone.

(c) You will receive options to purchase 642,657 shares of the company’s common stock, $.001 par value per share (the “Common Stock”), which represents 2.5% of the fully diluted ownership of the company. 20% of the total number of option shall vest on the first anniversary of the date of employment. The remaining options will vest in 48 equal monthly amounts. Your options will be subject to the Company’s Qualified Incentive Stock Options Plan.

4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided to its employees and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit. You will be eligible for 11 paid Holidays and 3 weeks paid Vacation per year, which vacation eligibility will accrue at a rate of 1.25 days per month of service.

5. Severance. In the event that your employment is extended beyond the initial 90-day term in accordance with paragraph 2 and (i) is thereafter terminated by the Company for any reason other than for “Cause” (which for purposes of this letter shall mean (a) any material breach by you of any agreement to which you and the Company are both parties, (b) any act (other than termination of employment) or omission to act by you which may have a material and adverse effect on the Company’s business or on your ability to perform services for the Company including, without limitation, the conviction of any crime (other than minor traffic violations)„ or (c) any material misconduct or material neglect of duties by you in connection with the business or affairs of the Company), or (ii) terminated by you for Good Reason (which for purposes of this letter shall mean that you have been demoted or your job title, function or work location has been substantially changed), you will be paid a lump sum equal to three months’ salary within 7 days of your termination of employment; provided that you sign and do not revoke a release of claims against the Company in a form reasonably acceptable to the Company.

6. Option Acceleration. In the event of a Change in Control Transaction (as defined in Section 15 of the 2012 Stock Incentive Plan) if your employment is involuntarily terminated by the Company, or the surviving or resulting corporation of such transaction as the case may be, without Cause (as defined in paragraph 5 of this letter) or by you for Good Reason (as defined in paragraph 5 of this letter), either six months prior to or within twelve months following the Closing, any unvested shares shall immediately become fully vested and exercisable.

7. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidential Disclosure, Non-Competition, Non-Solicitation and Developments Agreement substantially in the form of Attachment A to this letter (the “Confidentiality Agreement”).

8. General.

(a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) This letter shall be governed by the law of the Commonwealth of Massachusetts.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.

This offer of employment will expire on July 20th, 2015 unless accepted by you prior to such date.

Sincerely,

GREENLIGHT BIOSCIENCES, INC.

By:	/s/ Andrey Zarur

Name:	Andrey Zarur
Title:	CEO

Accepted and Approved:

/s/ Carole Cobb	July 21, 2015
Print Name: Carole Cobb	Date